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                                                                   EXHIBIT 20.2


Paul F. Eckstein (#001822)
Michael P. Berman (#005861)
Brown & Bain, P.A.
2901 North Central Avenue
Post Office Box 400
Phoenix, Arizona  85001-0400
(602) 351-8000

Attorneys for Plaintiff


                             Arizona superior Court
                                 Maricopa County

QUEPASA.COM, INC., a Nevada corporation          |     No.
doing business in Arizona,                       |
                                                 |
                           Plaintiff,            |     COMPLAINT
                                                 |
                  v.                             |     (Tort Non-Motor Vehicle;
                                                 |     Contract)
JEFFREY S. PETERSON and SUGEY                    |
SANCHEZ-ALVAREZ, husband and wife;               |
DAVID HANSEN, a single man; JOHN DOES            |
1-10; JANE DOES 1-10; and RED AND                |
BLACK CORPORATIONS 1-10,                         |
                                                 |
                           Defendants.           |
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Plaintiff quepasa.com, Inc. ("Plaintiff") alleges as follows:

1. Plaintiff is a Nevada corporation doing business in Arizona with its principal place of business in Maricopa County, Arizona.

2. Defendant Jeffrey S. Peterson ("Peterson") is a resident of Maricopa County, Arizona.

3. Defendant Sugey Sanchez-Alvarez ("Sanchez-Alvarez"), on information and belief, is the wife of Peterson and is a resident of Maricopa County, Arizona. Sanchez-Alvarez is named a defendant solely because of her membership in the marital community of Peterson and Sanchez-Alvarez.


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4.       Defendant David Hansen ("Hansen") is a resident of Maricopa County,
         Arizona.

5. John Does 1-10, Jane Does 1-10, and Red and Black Corporations 1-10 are persons and entities that, on information and belief, have participated in and aided and abetted the wrongful acts of, and acted in concert with, Peterson and Hansen, but whose identities are unknown to Plaintiff at this time or whose full extent of involvement is unknown to Plaintiff at this time. Plaintiff reserves the right to amend this complaint at such later time as it has further information regarding the identity or involvement of these persons or entities.

6.       This Court has jurisdiction over this action pursuant to Article VI,
         Section 14 of the Arizona Constitution and A.R.S. Section 12-123. Venue in this Court is proper pursuant to A.R.S. Section 12-401.

7. Plaintiff's business includes the establishment and maintenance of an internet portal and on-line community providing users with information and interactive content in both the Spanish and English languages that provides a one-stop destination for identifying, circulating and accessing resources, services, and content and information on the worldwide web.

8. Peterson has been and currently is a member of the board of directors of Plaintiff. Before his employment was terminated for "Cause" by Plaintiff on July 31, 1999, Peterson was an employee of Plaintiff.

9. Before his employment was terminated for "Cause" by Plaintiff on July 31, 1999, Hansen was an employee of Plaintiff.

10. As a director, Peterson had and continues to have various obligations to Plaintiff, including a fiduciary duty and various statutory obligations. Additionally, as an employee of Plaintiff, Peterson had various obligations to Plaintiff arising both under common law and under his written employment agreement with Plaintiff, some of which



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         obligations have survived the termination of his employment. Among other things, as an employee Peterson had a duty of loyalty to Plaintiff, a fiduciary duty to Plaintiff, and a duty not to usurp corporate opportunities of Plaintiff; and his employment agreement prohibited him, and continues to prohibit him for a period of two (2) years after termination, from entering into any agreement with or directly or indirectly soliciting or attempting to solicit any employee or other representative of Plaintiff for the purpose of causing them to leave Plaintiff to take employment with any other business entity, from competing directly or indirectly with Plaintiff in any way, or from acting as an officer, director, employee, consultant, shareholder, lender or agent of any entity engaged in any business of the same nature as, or in competition with, the business in which Plaintiff is or was engaged.

11. As an employee of Plaintiff, Hansen had various obligations to Plaintiff arising both under common law and under his written employment agreement with Plaintiff, some of which obligations have survived the termination of his employment. Among other things, as an employee Hansen had a duty of loyalty to Plaintiff, a fiduciary duty to Plaintiff, and a duty not to usurp corporate opportunities of Plaintiff; and his employment agreement prohibited him, and continues to prohibit him for a period of two (2) years after termination, from entering into any agreement with or directly or indirectly soliciting or attempting to solicit any employee or other representative of Plaintiff for the purpose of causing them to leave Plaintiff to take employment with any other business entity, from competing directly or indirectly with Plaintiff in any way, or from acting as an officer, director, employee, consultant, shareholder, lender or agent of any entity engaged in any business of the same nature as, or in competition with, the business in which Plaintiff is or was engaged.

12. On information and belief, both during their employment with Plaintiff and after their employment was terminated on July 31, 1999, Peterson and Hansen have conspired, and are continuing to conspire, to act in concert


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         with one another, and in concert with other persons or entities, in violation of their contractual, statutory and common law obligations to Plaintiff by, among other things:


         a. Pursuing, including on Plaintiff's time and with the use of Plaintiff's property, the establishment of a new business venture that is or will be in competition with Plaintiff;

         b. Directly or indirectly soliciting, including on Plaintiff's time and with the use of Plaintiff's property, various employees of Plaintiff to participate in their new business venture; and

         c. Directly or indirectly making statements to employees and others that they knew or should have known would cause, and which were intended to cause, injury to Plaintiff.

13. By virtue of the foregoing, Peterson and Hansen have breached their fiduciary duties, their duties of loyalty, their employment agreements, and their other obligations to Plaintiff, and have tortiously and wrongfully interfered with Plaintiff's contractual relationships and prospective business opportunities.

14. By virtue of the foregoing, Peterson and Hansen have caused, and unless enjoined will continue to cause, irreparable harm and injury to Plaintiff for which there is no adequate remedy at law.

15. In addition to compensatory damages, Plaintiff is entitled to an award of punitive damages because Peterson and Hansen have acted with an evil hand guided by an evil mind and their conduct was and continues to be intentional, willful, malicious, outrageous, unjustified and in bad faith.

         WHEREFORE, Plaintiff demands judgment against Defendants as follows:

         A. Granting a preliminary and permanent injunction enjoining Peterson, Hansen and all other persons and entities acting in concert with them from pursuing a competing


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                  business venture, soliciting any of Plaintiff's employees, or otherwise interfering with Plaintiff's contractual relationships or prospective business opportunities;

         B. Awarding Plaintiff compensatory damages against Defendants in an amount to be determined at trial;


         C. Awarding Plaintiff punitive damages against Defendants in an amount to be determined at trial;

         D. Imposing a constructive trust on any and all property obtained by Defendants in violation of the fiduciary duties of Peterson or Hansen;

         E. Awarding Plaintiff its costs and, to the extent authorized by A.R.S. Section 12-341.01 or other law, its attorneys' fees incurred in this action; and

         F. Awarding Plaintiff such other and further relief as may be appropriate.

Dated: August 2, 1999.
                                               Brown & Bain, P.A.


                                               By /s/ Paul F. Eckstein
                                                 ------------------------------
                                                 Paul F. Eckstein
                                                 Michael P. Berman
                                                 2901 North Central Avenue
                                                 Post Office Box 400
                                                 Phoenix, Arizona  85001-0400

                                                 Attorneys for Plaintiff


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